================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         D.I.Y. HOME WAREHOUSE, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                        D.I.Y. HOME WAREHOUSE, INC.

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON APRIL 28, 1999
                        ----------------------------


To the Shareholders:

         Notice is hereby given that the Annual Meeting of Shareholders of D.I.Y. Home Warehouse, Inc. (the "Company") will be held at the Sheraton Airport Hotel, 5300 Riverside Drive, Cleveland, Ohio 44135, (216) 267-1500, on Wednesday, April 28, 1999, at 10:00 a.m., local time, for the following purposes:

         (1) To elect a Board of seven Directors to serve until the next Annual Meeting of Shareholders or until their successors shall have been duly elected and qualified; and

         (2) To transact such other business as may properly come before the meeting.

         An Information Statement containing information relevant to the Annual Meeting appears on the following pages.

         Only holders of Common Stock of record at the close of business on February 26, 1999, are entitled to notice of and to vote at the meeting or any adjournments.



                                             By Order of the Board of Directors

                                             JOHN M. ERB
                                             Secretary

Dated: March 22, 1999





         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

         WE ARE NOT ASKING YOU FOR A PROXY OR WRITTEN CONSENT, AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT.

                        D.I.Y. HOME WAREHOUSE, INC.


                           INFORMATION STATEMENT
                       ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON APRIL 28, 1999
                        ----------------------------


                                  GENERAL

         This Information Statement is furnished to shareholders in connection with the election by the shareholders of D.I.Y. Home Warehouse, Inc. (the "Company") at the Annual Meeting of Shareholders (the "Annual Meeting") of seven
(7) directors to serve until the next Annual Meeting or until their successors shall have been duly elected and qualified.

         It is anticipated that the holders of at least 60% of the outstanding Common Stock of the Company will vote in favor of the election as directors of the seven (7) nominees of the Board of Directors (the "Board") at the Annual Meeting. Accordingly, the Company has determined not to solicit proxies from additional shareholders for use at the Annual Meeting in connection with the election of directors.

         The executive offices of the Company are located at 5811 Canal Road, Valley View, Ohio 44125. The approximate date of mailing of this Information Statement to the Company's shareholders is March 22, 1999.

         WE ARE NOT ASKING YOU FOR A PROXY OR WRITTEN CONSENT, AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT.


                         TIME AND PLACE OF MEETING

         The Annual Meeting will be held at the Sheraton Airport Hotel, 5300 Riverside Drive, Cleveland, Ohio 44135, (216) 267-1500, on Wednesday, April 28, 1999, at 10:00 a.m., local time.


                             VOTING RIGHTS AND
                   PRINCIPAL HOLDERS OF VOTING SECURITIES

         Only shareholders of record at the close of business on February 26, 1999 are entitled to notice of and to vote at the Annual Meeting or at any adjournments. As of that date, the Company had 7,276,059 shares of Common Stock issued, outstanding and entitled to vote (which excludes 357,800 treasury shares) held by approximately 211 holders of record. Based on information provided to the Company by certain holders of record, the Company estimates that there are in excess of 1,500 beneficial shareholders. Each outstanding share entitles the record holder to one vote. Shares cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy. The presence, in person or by proxy, of shareholders entitled to vote a majority of the voting shares that are outstanding and entitled to vote will constitute a quorum.

         Information concerning principal holders of the Common Stock is discussed under "Security Ownership of Certain Beneficial Owners and Management."


                 MATTERS TO COME BEFORE THE ANNUAL MEETING

ELECTION OF DIRECTORS

         The first matter expected to be considered at the Annual Meeting will be the election of seven (7) directors. It is proposed that these positions be filled by persons nominated to the Board by management. Each director shall be elected by a plurality of the votes cast at the Annual Meeting. Therefore, if a quorum is present, abstentions and broker non-votes will have no effect on the election of directors. Each director elected at the Annual Meeting will serve for a term commencing on the date of the Annual Meeting and continuing until the next Annual Meeting of Shareholders and until his successor is duly elected and qualified. In March 1999, Mr. Dennis C. Hoff resigned as a director of the Company. The Board did not nominate a candidate to fill the vacancy on the Board created by Mr. Hoff's resignation. Accordingly, after the election of directors at the Annual Meeting, a vacancy will exist on the Board. The Company's Amended and Restated Code of Regulations provides that whenever a vacancy shall occur among the directors, the remaining directors shall constitute the directors of the Company until such vacancy is filled. The remaining directors may, by a majority vote, fill any vacancy for the unexpired term.

         The following list identifies each nominee for election to the Board at the Annual Meeting and describes each candidate's principal occupation for the past five years. Each of the directors has served continuously from the date of his election to the present time.

         FRED A. ERB, age 76, is the Chairman of the Board of the Company. He has been a Director of the Company since its inception. Mr. Erb is the Chief Executive Officer and a Director of Edgemere Enterprises, Inc. He also serves as an executive officer and director of Erb-D.I.Y. Center, Inc. and TQ10 Corporation. Edgemere Enterprises, Inc., Erb-D.I.Y. Center, Inc. and TQ10 Corporation are affiliates of the Company. Mr. Erb leases, and is a partner of certain entities which lease, property to the Company. See "Compensation Committee Interlocks and Insider Participation." Fred A. Erb is the father of John M. Erb.

         CLIFFORD L. REYNOLDS, age 52, has been a Director since February 1993. He is the President and Chief Executive Officer of the Company and has served in such capacity since October 1989. Mr. Reynolds has 28 years of experience in the home improvement retailing business. From October 1984 until October 1989, Mr. Reynolds served as the Senior Vice President and General Manager of the Company. Prior to his involvement with the Company, Mr. Reynolds held various senior management positions at other retail home improvement companies.

         R. SCOTT EYNON, age 49, has been a Director since February 1993. He is the Vice President-Operations of the Company and has served in that capacity since January 1993. Between February 1988 and December 1992, Mr. Eynon served as the Regional Manager for the Company. From January 1985 until February 1988, Mr. Eynon held various management positions with the Company. Since 1977, Mr. Eynon has served in a variety of management positions in the home center industry.

         JOHN M. ERB, age 44, has been a Director since February 1993. He is the Secretary of the Company and has served in such capacity since February 1993. From February 1991 to February 1993, Mr. Erb was Assistant Secretary. Mr. Erb also serves as an executive officer of Edgemere Enterprises, Inc., Erb Lumber, Inc. and TQ10 Corporation. TQ10 Corporation and Edgemere Enterprises, Inc. are affiliates of the Company. John M. Erb is the son of Fred A. Erb.

         GREGORY K. JONES, age 38, has been a Director since August 1993. Mr. Jones is President and Chief Executive Officer of uBid Online Auction. From November 1995 to November 1997, Mr. Jones served as Senior Vice President of APAC Corporation. From April 1993 to October 1995, Mr. Jones served as President of Office 1 Superstore. Prior to that, he was President and Chief Operating Officer of Reliable Corporation, an office products and supplies retailer.

         JOHN A. SHIELDS, age 55, has been a Director since August 1993. Mr. Shields is self-employed. From 1994 to 1997, Mr. Shields was the Chairman and Chief Executive Officer of Delray Farms Fresh Markets. From 1983 to 1993, he was President and Chief Executive Officer of First National Super Markets, Inc., a retail grocery store chain. He is also Chairman of the Board and a Director of Homeland Stores, Inc., a publicly reporting retail supermarket and Wild Oats Markets, Inc., a publicly reporting health food supermarket and a Director of Shore Bank Corp., a publicly reporting bank.

         MARK A. TIMMERMAN, age 38, has been a Director since August 1993. He is a principal at William Blair & Company, an investment banking firm, where he has been employed since July 1986. He is also a Director of Prophet 21, a publicly reporting provider of on-line business management systems.

                    COMMITTEES OF THE BOARD AND MEETINGS

         The Board met nine times and took action by unanimous written consent on three occasions during the fiscal year ended January 2, 1999.

         Several important functions of the Board may be performed by committees that are comprised of members of the Board. The Company's Bylaws authorize the formation of these committees and grant the Board the authority to prescribe the functions of each committee and the standards for membership of each committee. In addition, the Board appoints the members of each committee. The Board has four standing committees: an Audit Committee, a Compensation Committee, a Long Term Incentive Plan Committee, and an Executive Committee.

         The Audit Committee was established to (i) annually recommend a firm of independent public accountants to the Board to act as auditors of the Company;
(ii) review the scope of the annual audit with the auditors in advance of the audit; (iii) generally review the results of the audit and the adequacy of the Company's accounting, financial and operating controls; (iv) review the Company's accounting and reporting principles, policies and practices; and (v) perform such other duties as may be delegated to it by the Board. The current members of the Audit Committee are Messrs. Fred A. Erb, Mark A. Timmerman and Gregory K. Jones. The Audit Committee held one formal meeting during the fiscal year ended January 2, 1999.

         The Compensation Committee was established to (i) set, review and modify the compensation (including salaries, bonuses and stock options) of the Company's officers; and (ii) perform such other duties as may be delegated to it by the Board. The members of the Compensation Committee during the fiscal year ended January 2, 1999 were Messrs. Fred A. Erb, John M. Erb and John A. Shields. The Compensation Committee took action without a meeting on two occasions and held one formal meeting during the fiscal year ended January 2, 1999. See "Compensation Committee's Report to Shareholders". The Long Term Incentive Plan Committee (the "LTIP Committee") (composed of Messrs. Fred A. Erb and John M.
Erb) was established to administer the Company's 1993 Long Term Incentive Plan (the "Plan"). The LTIP Committee took action by unanimous consent on one occasion during the fiscal year ended January 2, 1999.

         The Executive Committee was established to generally manage the day-to-day business and affairs of the Company between regular Board meetings. In no event may the Executive Committee, without the prior approval of the Board acting as a whole, (i) recommend to the shareholders an amendment to the Company's Articles of Incorporation, (ii) amend the Company's Code of Regulations, (iii) adopt an agreement of merger or consolidation, (iv) recommend to the shareholders the sale, lease or exchange of all or substantially all of the Company's property and assets, (v) recommend to the shareholders a dissolution of the Company or a revocation of a dissolution, (vi) fill vacancies on the Board, (vii) fix compensation of the directors for serving on the Board or on a committee of the Board, (viii) declare dividends or authorize the issuance of the Company's stock, (ix) approve or take any action with respect to any related party transaction involving the Company, or (x) take any other action which is forbidden by the Company's Code of Regulations. All actions taken by the Executive Committee must be promptly reported to the Board as a whole and are subject to ratification, revision and alteration by the Board, except that no rights of third persons created in reliance on authorized acts of the Executive Committee can be affected by any such revision or alteration. The current members of the Executive Committee are Messrs. Fred A. Erb, Clifford L. Reynolds and John M. Erb. The Executive Committee did not hold any formal meetings during the fiscal year ended January 2, 1999.

         The Board does not have a standing committee responsible for nominating individuals to become directors.

OUTSIDE DIRECTOR COMPENSATION

         Fred A. Erb, John M. Erb and directors who are employees of the Company do not receive compensation for serving on the Board or on the Board's committees. Directors who are not employees of the Company are entitled to an annual retainer fee of $5,000, a $1,000 fee for each regular or special meeting of the Board and a $500 fee for each committee meeting attended on a day other than a regular or special Board meeting date. For services during the fiscal year ended January 2, 1999, Mark A. Timmerman, John A. Shields and Gregory K. Jones received directors' fees of $10,500, $10,500 and $10,000, respectively, which was paid in cash.

                        MANAGEMENT AND COMPENSATION

EXECUTIVE OFFICERS

         The persons listed below are the current executive officers of the Company. Each is annually appointed by, and serves at the pleasure of, the Board.

                                                                                                      APPROXIMATE
                                                                                                         DATE
  NAME                                      AGE                        OFFICE                        SERVICE BEGAN
  ----                                      ---                        ------                        -------------
  Fred A Erb(1)..........................   76    Chairman of the Board                             October 1984
  Clifford L. Reynolds...................   52    President and Chief Executive Officer             October 1984
  R. Scott Eynon.........................   49    Vice President-Operations                         January 1985
  Dennis C. Hoff.........................   55    Vice President-General Merchandising                May 1988
                                                    Manager
  John M. Erb(1).........................   44    Secretary                                         February 1991
  Eric I. Glassman.......................   40    Vice President and Chief Financial Officer         January 1997

---------------------------------------------
(1)  Fred A. Erb is the father of John M. Erb.

Each of the executive officers other than Eric I. Glassman has been continuously employed by the Company for more than five (5) years, serving in the capacities and since the date reflected above.

         ERIC I. GLASSMAN has been Vice President and Chief Financial Officer since July 1998. Mr. Glassman was Treasurer and Controller from January 1997 to July 1998. Prior to joining the Company, Mr. Glassman was employed by BE-MAC Transport Company, Inc. as Vice President, Treasurer and Controller from 1991 to February 1993 and was employed by Photoco, Inc. as Chief Financial Officer from February 1993 until joining the Company in January, 1997.

EXECUTIVE COMPENSATION

         The following table sets forth all cash compensation paid to the Chief Executive Officer and each executive officer whose remuneration from the Company exceeded $100,000 during the fiscal year ended January 2, 1999.

                                                ANNUAL COMPENSATION
                                                -------------------

                                                                       LONG TERM
                                                                      COMPENSATION           ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR   SALARY($)(1)   BONUS($)     OPTIONS(#)        COMPENSATION($)(3)
---------------------------          ----   ------------   --------     ----------        ------------------
Clifford L. Reynolds,
 President and Chief Executive
 Officer...........................  1998    $256,226      $-0-            -0-                  $7,590
                                     1997     250,000       50,000       195,000(2)              6,371
                                     1996     246,635      250,000        30,000                3,420

R. Scott Eynon,
 Vice President - Operations........ 1998    $148,558      $-0-            -0-                  $6,744
                                     1997     143,654       30,000       107,500(2)              6,312
                                     1996     137,981      112,000        20,000                3,052

Dennis C. Hoff,
 Vice President - General
 Merchandising Manager.............. 1998    $148,558      $-0-            -0-                  $7,289
                                     1997     143,654       30,000       107,500(2)              6,312
                                     1996     137,981      112,000        20,000                 3,052


  ------------------------------------

  (1)  Includes amounts which were deferred at the election of the officer to the Company's 401(k) plan.

  (2) Includes as issued in 1997 replacement options which were exchanged for options surrendered by Messrs. Reynolds, Eynon and Hoff pursuant to the Company's 1997 option repricing program. Mr. Reynolds received replacement options on options exercisable for 195,000 shares surrendered, Messrs. Eynon, and Hoff each received replacement options on options exercisable for 107,500 shares surrendered. The Company's 1997 option repricing program allowed certain holders of certain out-of-the-money options to surrender them to the Company and receive in exchange therefore options exercisable for an equal number of shares at an exercise price of $3.56 per share, which was the fair market value of the shares on the date of issuance of the replacement options. The replacement options vest equally over three (3) years commencing on the first anniversary of the issuance of the replacement options, and expire on the fifth anniversary of the issuance of the replacement options.

  (3) Consists of contributions paid by the Company on behalf of the officer to the Company's 401(k) plan and Company paid premium on life insurance.


EMPLOYMENT AGREEMENTS

         The Company has entered into amended and restated employment contracts with Messrs. Reynolds, Eynon and Hoff dated as of January 1, 1995, which amend and restate employment agreements originally dated as of March 24, 1993. In 1998, the Company entered into an employment agreement with Mr. Glassman dated as of July 1, 1998. In March 1999, the employment agreements of Messrs. Reynolds, Eynon and Glassman were amended to extend their termination dates two
(2) years to December 31, 2001, unless sooner terminated as provided therein. The termination date of Mr. Hoff's employment contract was not extended and his employment contract expires on December 31, 1999, unless sooner terminated as provided therein. The agreements provide for payment of a base salary, as well as a bonus to be determined in the discretion of the Compensation Committee, together with certain fringe benefits. The agreements contain typical confidentiality provisions, and preclude them from competing with the Company during the term of the agreement and for certain periods of time after termination under certain circumstances. In addition, the agreements provide for severance compensation, at the executive's base salary rate plus continued medical and insurance benefits, for termination of employment following a "change of control" (as defined in the agreements) for certain periods of time (18 months for Mr. Reynolds, and 12 months for Messrs. Eynon, Hoff and Glassman) or following various other circumstances. However, the executives are required to use their good faith efforts to obtain reasonable replacement employment from and after such termination and any compensation and medical and insurance benefits received by the executive during the severance payment period will reduce the amount of severance pay and medical and insurance benefits due to the executive from the Company under the employment agreement.

         The Company has entered into agreements with Messrs. Reynolds, Eynon, Hoff and Glassman, dated July 1, 1998 (the "Transaction Bonus Agreements"), which provide that if the executives participate in bringing about a transaction which is closed by December 31, 1999 and which results in a "change of control" (as defined in the Transaction Bonus Agreements) and (i) are still employed by the Company immediately prior to the transaction, or (ii) their employment was terminated by the Company without cause after the execution of the definitive agreement governing the transaction, Messrs. Reynolds, Eynon and Hoff will be entitled to receive a bonus (a "Transaction Bonus") equal to the greater of (y) one (1) year of their respective base salaries, or (z) 1.11%, 0.64% and 0.64%, respectively, of the value received by shareholders of the Company as a result of the transaction, as determined by an independent evaluation obtained by the Company, and Mr. Glassman will be entitled to receive $50,000.

         The payment of a Transaction Bonus is in addition to any payment which an executive may be entitled to receive pursuant to any employment agreement that such executive may have with the Company as a result of termination of his employment due to a change of control of the Company.


                            OPTIONS/SARS GRANTS
                            IN LAST FISCAL YEAR

         The Company did not grant any options or stock appreciation rights to the executive officers during its fiscal year ended January 2, 1999.


                                        AGGREGATED OPTION/SAR EXERCISES AND
                                      FISCAL YEAR-END OPTION/SAR VALUES TABLE

==============================================================================================================================
                                                                        No. of Unexercised           Value of Unexercised
                                                                          Options/SARs at          In-The-Money Options/SARs
                                                                          Fiscal Year-End                     at
                                                                                                        Fiscal Year-End
                                                                   ------------------------------ ----------------------------

                               Shares Acquired
                                 on Exercise          Value                            Not                           Not
Name                               in 1998          Received        Exercisable    Exercisable     Exercisable   Exercisable
==============================================================================================================================
Clifford L. Reynolds                  0                n/a            65,000         130,000           $0             $0
------------------------------------------------------------------------------------------------------------------------------
R. Scott Eynon                        0                n/a            35,833          71,667            0              0
------------------------------------------------------------------------------------------------------------------------------
Dennis Hoff                           0                n/a            35,833          71,667            0              0
==============================================================================================================================


COMPENSATION COMMITTEE'S REPORT TO SHAREHOLDERS

         The executive compensation program is administered by the Compensation Committee of the Board (the "Committee") which was comprised of non-employee directors Messrs. Fred A. Erb, John M. Erb and John A. Shields during the fiscal year ended January 2, 1999. The Committee reviews the compensation (including salaries, bonuses and stock options) of the Company's officers and performs such other duties as may be delegated to it by the Board. The Committee held one formal meeting and took action without a meeting on two occasions during the fiscal year ended January 2, 1999.

         In reviewing the compensation to be paid to the Company's executive officers during the fiscal year ended January 2, 1999, the Committee sought to ensure that executive officers were rewarded for long-term strategic management, for increasing the Company's value for its shareholders, and for achieving internal goals established by the Board.

         The key components of executive officer compensation are salary, bonuses and stock awards. Salary is generally based on factors such as an individual officer's level of responsibility, prior years' compensation, comparison to compensation of other officers in the Company, and compensation provided at competitive companies and companies of similar size. Bonuses and stock awards are intended to reward exceptional performances. In February, 1998, the Committee approved increases in the base salaries of three of the principal executive officers (Messrs. Reynolds, Eynon and Hoff) effective March 31, 1998 and in July, 1998, the Committee approved an increase in the base salary of Mr. Glassman, effective as of July 1, 1998. The aggregate base salaries for Messrs. Reynolds, Eynon and Hoff was increased by 3.5% and the base salary of Mr. Glassman was increased 17.6%. Stock awards are also intended to increase an officer's interest in the Company's long-term success as measured by the market and book value of its stock. Stock awards may be granted to officers and directors of the Company and to certain employees who have managerial or supervisory responsibilities under the Company's Plan. Stock awards may be stock options, stock appreciation rights or restricted share rights. No stock options were issued under the Plan during the fiscal year ended January 2, 1999.

         The Committee reviewed the individual performances of the principal executive officers and recognized the progress the Company has made toward attaining its long-term goals. Based on its subjective evaluation of the performance by the four principal officers (Messrs. Reynolds, Eynon, Hoff and Glassman) and their perceived levels of contribution to attainment of the Company's long-term goals, the Committee approved the salary increases described above.

         In February 1998, the Committee recommended to the Board that, in lieu of an employee bonus percentage based compensation plan for the fiscal year ended January 2, 1999, the Compensation Committee would consider discretionary bonuses at the end of the fiscal year ended January 2, 1999, based upon mutually agreed upon and shared goals established in writing between each executive officer and the Compensation Committee. The Compensation Committee determined not to award a discretionary bonus to any executive officer for the fiscal year ended January 2, 1999.

         In addition, the Committee seeks to point out that the Committee believes that there are many relevant factors that should generally be considered in determining a bonus plan including, but not limited to, return on equity, earnings as a percentage of sales, margins, expenses, and other designated targets and projects. The Committee further believes that earnings per share in many instances should only be one component of a bonus plan or possibly, under certain circumstances, not a component at all.

         During the fiscal year ended January 2, 1999, the Compensation Committee also approved agreements with Messrs. Reynolds, Eynon, Hoff and Glassman, dated July 1, 1998 (the "Transaction Bonus Agreements"), which provide that if an executive participates in bringing about a transaction which is closed by December 31, 1999 and which results in a "change of control" (as defined in the Transaction Bonus Agreements) and (i) are still employed by the Company immediately prior to the transaction, or (ii) their employment was terminated by the Company without cause after the execution of the definitive agreement governing the transaction, Messrs. Reynolds, Eynon and Hoff will be entitled to receive a bonus (a "Transaction Bonus") equal to the greater of (y) one (1) year of their respective base salaries, or (z) 1.11%, 0.64% and 0.64% respectively, of the value received by shareholders of the Company as a result of the transaction, as determined by an independent evaluation obtained by the Corporation, and Mr. Glassman will be entitled to receive $50,000.

            Fred A. Erb               John M. Erb               John A. Shields

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Fred A. Erb and John M. Erb constituted the Compensation Committee from August 9, 1993 to February 23, 1994. On February 23, 1994, Mr. John A. Shields joined the Compensation Committee. Prior to August 9, 1993, Mr. Fred A. Erb was solely responsible for determining executive officer compensation. Mr. Fred A. Erb has served as a director and executive officer of other entities which are, or have been, related to the Company. See "Directors and Officers." Mr. Fred A. Erb also leases, and is a partner of certain entities which lease, property to the Company.

         The Company currently leases the Cleveland, North Randall and Eastlake store locations from either Fred A. Erb (the Company's Chairman and controlling stockholder) or entities affiliated with him. Each of the leases are "net" leases, whereby DIY and its sublessors are responsible for all costs associated with the premises. The Company believes that the rents payable under these leases are at rates that are no less favorable to the Company than those that could be obtained from unaffiliated third parties. The Company also leased the Boardman store location from DIY Ohio (defined below) until it was sold to an unrelated entity in October 1998.

         The Company leases its Cleveland location from D.I.Y. Ohio Real Estate Associates Limited Partnership ("DIY Ohio"), a limited partnership controlled by Mr. Fred A. Erb and in which he and members of this immediate family are partners. Pursuant to the terms of the lease, during 1999 the Company will pay annual "Basic Rent" of $387,861. Each year the Company must pay an additional amount equal to the Basic Rent multiplied by one-half of the percentage increase in the Consumer Price Index from the previous January 31 to January 31 of that year ("CPI Rent"). Each year, the Company must also pay "Percentage Rent" equal to 1.5% of the amount by which the Company's gross sales for the year exceeds the sum of the Basic Rent and the CPI Rent, if any, which sum is divided by 1.5%. The Company did not pay Percentage Rent in 1998. The Company paid $379,831 in rent in 1998, $386,796 in rent in 1997, and $388,340 in rent in 1996 to DIY Ohio. The term of the lease ends on December 30, 2007, and the Company does not have any renewal options.

         The Company's North Randall location is leased from D.I.Y. Center Associates, a general partnership in which Mr. Fred A. Erb is a partner. The lease runs through October 31, 2002, and provides for annual rent of $511,000. The Company has three ten-year renewal options, with annual rent for the first, second and third renewal periods of $536,000, $561,000 and $586,000, respectively. The amount of rent paid in each of 1998, 1997 and 1996 was $511,000.

         The Company leases its Eastlake store from a partnership controlled by Mr. Fred A. Erb. The lease term ends on February 28, 2002, and DIY does not have any renewal options. In August, 1996, Basic Rent increased from $411,000 to $456,600 per year. Each year, the Company must also pay Percentage Rent equal to 1.5% of the amount, if any, by which the Company's gross sales for the year exceeds the Company's Basic Rent for that year divided by 1.5%. The Company did not pay Percentage Rent in 1998, 1997 or 1996. On August 1 of 1999, the Company's Basic Rent will be increased by a percentage equal to one-half of the percentage increase in the Consumer Price Index over the preceding three year period. The Company paid rent of $456,600 in each of 1998 and 1997 and $430,000 in 1996.

         The Company also leased its Boardman, Ohio location from DIY Ohio through October 22, 1998. The amount of rent paid to DIY Ohio in 1998 was $433,000 and $519,600 in each of 1997 and 1996..

         In 1985, Edgemere Enterprises, Inc. (formerly Erb Lumber Co.), a company controlled by Mr. Fred A. Erb, advanced $3.0 million to the Company. In April, 1998, the Company made a principal payment on the loan in the amount of $300,000 in satisfaction of a demand for payment from Edgemere Enterprises, Inc. The present balance outstanding is $300,000. The loan bears interest at the rate of 3/4% over the prime rate per year, and is due on demand.

                   SHAREHOLDER RETURN PERFORMANCE PRESENTATION

         The following graph depicts a comparison of cumulative total returns, assuming $100 was invested on May 18, 1993 (the date of the Company's initial public offering) and reinvestment of dividends in (a) the Company, (b) the entire Nasdaq stock market, and (c) a group of issuers which the Company believes are the Company's peers in its line of business. This "peer group" consists of Building Materials Holdings, Eagle Hardware & Garden, Home Depot, Inc., HomeBase, Inc., Lowe's Companies, Inc., National Home Centers and Wolohan Lumber Co.

[GRAPHIC]

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                       AMONG D.I.Y. HOME WAREHOUSE INC.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX


                                    1993        1994        1995         1996      1997        1998

D.I.Y. HOME WAREHOUSE, INC.     $            $           $           $           $           $
PEER GROUP
NASDAQ MARKET INDEX

                     ASSUMES $100 INVESTED ON JAN. 01, 1994
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1998

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of February 26, 1999, the shareholdings of (a) each person known to the Company to be the beneficial owner of more than five (5%) percent of the Common Stock, (b) each director of the Company, (c) each executive officer listed in the Summary Compensation Table, and (d) all executive officers and directors of the Company as a group, based upon information available to the Company.

===============================================================================================================

                                                               AMOUNT AND NATURE OF            PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP      OUTSTANDING SHARES (1)
------------------------------------                           --------------------      ------------------

Fred A. Erb                                                           4,410,000(2)                60.6%
Chairman of the Board of Directors
44 East Long Lake Road
Bloomfield Hills, Michigan 48304



Clifford L. Reynolds                                                   160,000(3)                  2.2%
Director and President and Chief Executive Officer
5811 Canal Road
Valley View, Ohio 44125



R. Scott Eynon                                                          90,833(4)                  1.2%
Director and Vice President - Operations
5811 Canal Road
Valley View, Ohio 44125



Dennis C. Hoff                                                          60,933(5)                  0.8%
Vice President - General
  Merchandising Manager
5811 Canal Road
Valley View, Ohio 44125



John M. Erb                                                             85,000(6)                  1.2%
Director and Secretary
44 East Long Lake Road
Bloomfield Hills, Michigan 48304



Gregory K. Jones, Director                                              18,084(7)                     *
One Parkway North Center
Deerfield, Illinois 60015



John A. Shields, Director                                               77,411(8)                  1.1%
2749 Landon Road
Shaker Heights, Ohio 44122



Mark A. Timmerman, Director                                             23,984(9)                     *
222 West Adams Street
Chicago, Illinois 60606



All current executive officers and directors as a group                 4,929,578                 67.8%
(9 persons)
==================================================================================================================

*        Less than one-half percent.

(1) Percentage calculations based on 7,276,059 shares of Common Stock issued and outstanding as of February 26, 1999, which excludes 357,800 treasury shares. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which provide that shares of Common Stock subject to options exercisable within 60 days are deemed outstanding for computing the



                                       10

         percentage of the person or group holding the particular option, but are not outstanding for computing the percentage of any other person.

(2) Does not include 440,000 shares held by The Erb Foundation, the trustees of which are Fred A. Erb, John M. Erb and Ira J. Jaffe.

(3) Consists of 95,000 shares now owned by Mr. Reynolds and 65,000 shares which he may acquire within 60 days pursuant to his options under the Plan.

(4) Consists of 55,000 shares now owned by Mr. Eynon and 35,833 shares which he may acquire within 60 days pursuant to his options under the Plan.

(5) Consists of 25,100 shares now owned by Mr. Hoff and 35,833 shares which he may acquire within 60 days pursuant to his options under the Plan.

(6) Consists of 70,000 shares now owned by Mr. Erb and 15,000 shares which he may acquire within 60 days pursuant to options under the Plan.

(7) Consists of 3,084 shares now owned by Mr. Jones and 15,000 shares which he may acquire within 60 days pursuant to options under the Plan.

(8) Consists of 62,411 shares now owned by Mr. Shields and 15,000 shares which he may acquire within 60 days pursuant to options under the Plan.

(9) Consists of 8,984 shares now owned by Mr. Timmerman and 15,000 shares which he may acquire within 60 days pursuant to options under the Plan.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Company is required to identify each person who was an officer, director or beneficial owner of more than 10% of the Company's registered equity securities during the Company's most recent fiscal year and who did not file on a timely basis reports required by Section 16(a) of the Securities and Exchange Act of 1934. Based solely upon its review of copies of such reports received by it during or with respect to the fiscal year ended January 2, 1999, the Company believes that all officers, directors and beneficial owners of more than 10% of the Company's registered equity securities timely filed all required reports.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STORE LEASES

         The Company leases the Cleveland, North Randall and Eastlake store locations from either Fred A. Erb (the Company's Chairman and controlling stockholder) or entities affiliated with him. The Company also leased the Boardman store location from DIY Ohio until it was sold to an unrelated party in October, 1998. See "Management - Compensation Committee Interlocks and Insider Participation."

TRANSACTIONS WITH EDGEMERE ENTERPRISES, INC.

         In 1985, Edgemere Enterprises, Inc. (formerly Erb Lumber Co.), a company controlled by Mr. Fred A. Erb, advanced $3.0 million to the Company. In April 1998, the Company made a principal payment on the loan in the amount of $300,000 in satisfaction of a demand for payment from Edgemere Enterprises, Inc. The present balance outstanding is $300,000. The loan bears interest at the rate of 3/4% over the prime rate per year, and is due on demand. See "Management - Compensation Committee Interlocks and Insider Participation."

TAX INDEMNIFICATION AGREEMENT

         The Company and Fred A. Erb, John M. Erb, Clifford L. Reynolds, R. Scott Eynon and Dennis C. Hoff entered into a mutual indemnification agreement relating to federal and certain state and local income tax liabilities of the Company and the shareholders for tax years during which the Company had elected to be treated as an S Corporation. This agreement generally provides that the Company will indemnify the shareholders, and the shareholders will indemnify the Company, against any increase in the indemnified party's income tax liabilities (including interest and penalties and all expenses, attorneys' fees and accountants' fees incurred in connection therewith) for those jurisdictions in which an S Corporation election was made or deemed to have been made.

PURCHASE OF STOCK FROM FRED A. ERB

         On November 11, 1998, the Company received an unsolicited offer from a brokerage firm on behalf of a shareholder of the Company to sell 357,800 shares of the Company's Common Stock at $9/16 ($0.563) per share. At that time, due to the timing of the proposed sale, the Company did not participate in the proposed sale, and the shares were acquired by Fred A. Erb (the Company's Chairman and controlling stockholder). Mr. Erb subsequently offered to sell such shares to the Company and on November 23, 1998, the Company accepted Mr. Erb's offer to sell such shares to the Company at the price per share which Mr. Erb paid for them. The Company has retained such shares as treasury shares.


                               GENERAL INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS

         The Board selected PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ended January 2, 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

SHAREHOLDERS' PROPOSALS

         Any and all shareholder proposals for inclusion in the materials for the Company's next Annual Meeting of Shareholders must comply with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, and must be received by the Company, at its offices at 5811 Canal Road, Valley View, Ohio 44125, not later than November 19, 1999. Such proposals should be addressed to the Company's Secretary.

         The Company's Code of Regulations (the "Regulations") also contain certain provisions which affect shareholder proposals. The Regulations require that notice in writing of proposed shareholder nominations for the election of directors be timely given to the Secretary of the Company prior to the meeting. Such notice must contain certain information about the non-incumbent nominee, including name, age, business and residence addresses, principal occupation, the class and number of shares of the Company beneficially owned by the nominee and such other information as would be required to be included in a proxy statement soliciting proxies for election of the nominee, as well as certain information about the nominating shareholder. The Company may require any nominee to furnish other information reasonably required by the Company to determine the nominees eligibility to serve as a director. If the presiding officer of any shareholders meeting determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election as a director.

         In addition, the Regulations require that notice in writing from any shareholder who proposes to bring business before any meeting of shareholders must be timely given to the Secretary of the Company prior to the meeting. Such notice must contain certain information, including a brief description of the business proposed to be brought before the meeting, the reasons for conducting such business at the meeting, the class and number of shares of the Company beneficially owned by such shareholder and any supporting shareholders and any material interest of the proposing shareholder in the business so proposed. If the presiding officer of any shareholders' meeting determines that any such business was not properly brought before the meeting in accordance with the foregoing procedures, such business will not be conducted at the meeting. Nothing in the Code of Regulations will preclude discussion by any shareholder of any business properly brought before the meeting in accordance with the above-mentioned procedures.

         To be timely, shareholder notice of a nomination for election of a director or to bring business before any shareholders meeting must be received by the Company not less than thirty days nor more than sixty days prior to the meeting (or, if fewer than forty days' notice or prior public disclosure of the meeting date is given or made to shareholders, not later than the tenth day following the day of mailing notice of the meeting or public disclosure thereof).

OTHER MATTERS

         The Company's Annual Report for the year ended January 2, 1999 has been mailed with this Information Statement or previously delivered to shareholders.

         Management knows of no matters which will be presented for consideration at the Annual Meeting other than those stated in the Notice of Meeting.


                                             By Order of the Board of Directors

                                             JOHN M. ERB
                                             Secretary

Dated: March 22, 1999